PROFESSIONAL DENTAL TECHNOLOGIES, INC.
                             Pro Forma Consolidated Statement of Income
                                 For the Year Ended October 31, 1998
                                              Exhibit 6

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                                                                  IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                        ----------------------------------------------------------------
                                                                                       Reverse Split &
                                                                                           Buyback
                                                                 As Reported             Adjustments          Pro Forma
                                                        ----------------------------------------------------------------
SALES                                                            $    27,524             $       -            $  27,524
                                                                                                                      -
COST OF GOODS SOLD                                                    10,798                                     10,798
                                                        ----------------------------------------------------------------

   Gross profit                                                       16,726                                     16,726

OPERATING EXPENSES                                                    14,978                                     14,978
                                                        ----------------------------------------------------------------

   Income from operations                                              1,748                     -                1,748

OTHER INCOME (EXPENSE):
   Affiliate activity                                                    (69)                                       (69)
   Interest expense                                                     (281)                                      (281)
   Miscellaneous income (expense)                                        606                   (29)                 577
                                                        ----------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                             2,004                   (29)               1,975

PROVISIONS FOR INCOME TAXES                                              784                   (11)                 773
                                                        ----------------------------------------------------------------

NET INCOME                                                       $     1,220             $     (18)           $   1,202
                                                        ================================================================

WEIGHTED AVERAGE OF OUTSTANDING SHARES                            14,148,000           (14,146,690)               1,310

BASIC EARNINGS PER SHARE                                         $    $ 0.09                                  $  920.77
                                                        ================================================================

DILUTED EARNINGS PER SHARE                                       $      0.09                                  $  920.77
                                                        ================================================================

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